DGSE Announces 58 Percent Jump In Profits Over Previous Year,

Records Fifth Consecutive Profitable Quarter

DALLAS – May 11, 2018. DGSE Companies, Inc. (NYSE MKT:DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, precious metal bullion and rare coin products, today announced net profits of $346,208 for the quarter ending March 31, 2018, representing a 58% increase over the first quarter last year and the Company’s fifth consecutive profitable quarter following several years of losses.

“Our turnaround continues to pick up speed, and we’re confident that we have laid the groundwork for great things to come” said John Loftus, DGSE’s President, Chairman and Chief Executive Officer since mid-December 2016.

Loftus attributes this turnaround to the Company’s focus on efficiency, cutting administrative and interest expenses, and offering exceptional prices on all of its products. “Our new strategy is working. We believe in great value – whether buying, selling or trading – and providing our customers with comprehensive information and complete transparency. This engenders loyalty, which is key to our business,” added Loftus.

DGSE operates four Dallas Gold & Silver Exchange stores in North Texas, and Charleston Gold & Diamond Exchange in South Carolina. Although its name denotes its strong bullion business, all five locations are also high-end jewelry stores, with overstocks and closeouts from luxury retailers and venerated names like David Yurman, Tiffany and Cartier.

Loftus believes that the Company’s return to profitability positions it to pursue diversification and growth, including the following new initiatives:

●	DGSE’s Euless, Texas store opened a new Jewelry Refurbishment Center, joining two other stores in offering on-site cleaning and repair services for jewelry and luxury watches.
●	The Company’s flagship Dallas Midtown store is upgrading to a state-of-the-art watch repair facility that will serve stores and dealers nationwide in addition to individual DGSE customers.
●	Gizzmoh, a new division being launched this year, will enable customers nationwide to buy, cell and trade cellular telephones at fair-market value. Ultimately, the concept is intended to extend to other devices, providing a one-stop shop for repairing, selling and recycling consumer electronics.

“We are very optimistic about the future of our brick-and-mortar stores, as well as the potential of our online business. Cross-marketing will help both segments and enable us to provide great value to our customers and shareholders,” Loftus said.

This press release includes statements that may constitute “forward-looking” statements, including statements regarding the potential development of new lines of business. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, market conditions, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

DGSE Companies, Inc. Corporate Office

13022 Preston Rd, Dallas, TX 75240

972-587-4049

investorrelations@dgse.com